EXHIBIT 21

MICROSEMI CORPORATION SUBSIDIARIES

AS OF OCTOBER 3, 2010

NAME OF MICROSEMI CORPORATION ENTITIES	JURISDICTION
Microsemi Corp. – Santa Ana	Delaware
Microsemi Corp. – Scottsdale	Arizona
Microsemi Corp. – Colorado	Colorado
Microsemi Corp. – Massachusetts	Delaware
Microsemi Corp. – Analog Mixed Signal Group	Delaware
Microsemi Corp. – Power Products Group	Delaware
Microsemi Corp. – RF Power Products	Delaware
Microsemi Corp. – Montgomeryville	Delaware
Microsemi Corp. – Power Management Group Holding	California
Microsemi Corp. – Power Management Group	California
Microsemi Corp. – RF Integrated Solutions	Delaware
Microsemi Defense Systems, Inc.	California
Micro CML, Inc.	Delaware
PowerDsine, Inc.	New York
T.S.I. Microelectronics Corp.	Massachusetts
Microsemi Real Estate, Inc.	California
White Electronic Designs Corporation	Indiana
Arxan Defense Systems Inc.	Delaware
Microsemi Ireland, Ltd.	Bermuda
Microsemi Ireland Trading, Ltd.	Ireland
Microsemi Power Module Products, SAS	France
Microsemi Corp. – Analog Mixed Signal Group, Ltd.	Israel
Microsemi Corp. – International	Cayman Islands
Microsemi Corp. – Holding	Cayman Islands
Microsemi Israel, Ltd.	Israel
Microsemi Macao Commercial Offshore Limited	Macau
Shanghai Microsemi Semiconductor Co., Ltd.	China
Microsemi (Hong Kong) Ltd.	Hong Kong
Microsemi Corp. – Japan	Japan
Microsemi Semiconductors – Manila (Philippines), Inc.	Philippines